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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Levine                          Paul
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   (Last)                            (First)              (Middle)

    c/o Hirsch International Corp.
    200 Wireless Boulevard
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                                    (Street)
    Hauppauge                        New York               11788
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol
     Hirsch International Corp. ("HRSH")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
     January 2003
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Vice Chairman
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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                   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                            4. Securities Acquired
                                                               (A) or Disposed of
1.Title of           2.Trans-   2A.Deemed    3.Trans-          (D)                    5. Amount of        6. Owner-    7. Nature of
  Security            action       Execu-      action          (Instr. 3,4 and 5)        Securities          ship         Indirect
  (Instr. 3)          Date         tion        Code         ------------------------     Beneficially        Form:        Benefi-
                      (Month/      Date, if    (Instr.8)               (A) or            Owned at end        Direct       cial
                      Day/Yr)      any                      Amount     (D)     Price     of Issuer's         (D) or       Owner-
                                   (Month/                                               Fiscal Year         Indirect     ship
                                    Day/                                                 (Instr. 3           (I)          (Instr. 4)
                                    Year)                                                and 4)              (Instr. 4)
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 Class B Common Stock                                                                   1,099,621            D(1)
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 (1) Includes 100,000 shares owned by his wife and 100,000 shares held in trusts created for the benefit of his minor children as to which beneficial ownership is disclaimed.

*If this form is filed by more than one reporting person, see instruction 4(b)(v)
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                                                                          (Over)



FORM 5 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1.Title of   2.Conver-  3.Trans-   3A.Deemed  4.Trans-  5.Number of   6.Date Exer    7.Title  8.Price  9.Number 10.Owner 11.Nature
  Security     sion of    action      Execu-    action    Derivative    cisable and    and      of       of De-    ship of  of
  (Instr. 3)   Exer-      Date        tion      Code      Securities    Expiration     Amount   De-      riva-     Deriv-   Indirect
               cise       (Month/     Date, if (Instr.8)  Acquired (A)  Date           of       riva-    tive      ative    Bene-
               Price of   Day/Yr)     any                 or Disposed   (Month/Day/    Under-   tive     Securi-   Securi-  ficial
               Deriv-                 (Month              of(D)         Year)          Lying    Secu-    ties Ben- ty:Direct Owner
               ative                  Day/                (Instr. 3,4   ------------   Secu-    rity     eficially (D) or    ship
               Security               Year                and 5)        Date   Expi-   rities   (Instr.  Owned     Indirect  (Instr.
                                                          ----------    Exer- ration   (Instr.  5)       at End    (I)       4.)
                                                          (A)   (D)    cisable  Date   3 and 4)          of Year   (Instr.4)
                                                                                                         (Inst. 4)
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Explanation of Responses:



/s/ Paul Levine                                              3/11/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.